Exhibit 10.3

Amendment No. 2
to
FirstEnergy Corp. Executive Deferred Compensation Plan

(Amended and Restated Effective As of November 1, 2015)

WHEREAS, FirstEnergy Corp. (the “Company”) amended and restated the FirstEnergy Corp. Executive Deferred Compensation Plan effective as of November 1, 2015 (the “Plan”); and

WHEREAS, Section 10.1 of the Plan provides that the Plan may be amended, subject to certain conditions, at any time by action of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) or by a writing executed on behalf of the Board or the Compensation Committee by the Company’s duly elected officers; and

WHEREAS, the Board desires to amend the Plan to change the deferral limit applicable to incentive awards for periods commencing on or after January 1, 2020.

NOW, THEREFORE, in accordance with Section 10.1 of the Plan, the Plan is amended, effective as of December 1, 2019, for deferral elections for periods commencing on and after January 1, 2020, as follows:

Section 1

The last sentence of Section 3.2(b) of the Plan is hereby amended in its entirety to read as follows:

“The amount to be deferred must be stated as a whole percentage and shall not be more than eighty-five percent (85%) of such award.”

Section 2

The last sentence of the first paragraph of Section 3.2(c) of the Plan is hereby amended in its entirety to read as follows:

“The amount to be deferred must be stated as a whole percentage and shall not be more than eighty-five percent (85%) of such award.”

Section 3

Section 4.2(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)    Maximum Deferral. A Participant may elect to defer up to fifty percent (50%) of base salary and up to eighty-five percent (85%) of the Short-Term Incentive Award into the Retirement Account.”

Section 4

Section 4.3(b) of the Plan is hereby amended in its entirety to read as follows:

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“(b)    Maximum Deferral. A Participant may elect to defer up to eighty-five percent (85%) of the Short-Term Incentive Award into the Stock Account. A Participant may also elect to defer up to eighty-five percent (85%) of a Performance Share Award into the Stock Account. For deferrals made prior to November 1, 2015, a Participant may also elect to defer up to one hundred percent (100%) of the Restricted Stock Unit Award into the Restricted Stock Unit Account; provided that, with respect to a Restricted Stock Unit Award granted in 2012, a participant may defer into the Restricted Stock Unit Account only the portion of such award that is subject to the achievement of performance factors. For deferrals made after November 1, 2015, any deferrals of Restricted Stock Unit Awards will be made to the Participant’s Stock Account.”

IN WITNESS WHEREOF, pursuant to the delegation of authority made to an authorized officer of FirstEnergy Corp. on September 17, 2019, by the Board of Directors, to approve the changes to the FirstEnergy Corp. Executive Deferred Compensation Plan that are reflected in Amendment No. 2 to the FirstEnergy Corp. Executive Deferred Compensation Plan, this Amendment No. 2 is hereby executed this 18th day of September, 2019, effective as of the date set forth above.

FIRSTENERGY CORP.

By:    /s/Charles E. Jones
Charles E. Jones
President and Chief Executive Officer
of FirstEnergy Corp.

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